Exhibit 99.1
June 29, 2015

Board of Directors
Breathe Ecig Corp.
322 Nancy Lynn Lane, Suite 7
Knoxville, Tennessee 37919

RE:	Resignation from Breathe Ecig Corp.

To Whom It May Concern:

Please accept this correspondence as my resignation as a member of the Board of Directors (the “Board”) of Breathe Ecig Corp., a Nevada corporation (the “Company”).

My resignation as member of the Board is solely due to personal reasons and is not a result of any disagreement with the Company or any of its subsidiaries on any matters related to their operation, policies or practices.

I am most grateful for the opportunity to serve on the Company’s Board.

Sincerely,

/s/ James Chandick
James Chandick